Exhibit 10.57

Summary of 2009 Executive Compensation Program

Design Principles:

•	Retain key executives with the talent and the knowledge of the Company and industry to drive success;
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Motivate, and provide an incentive for, executives to achieve financial performance and other quantitative and qualitative targets associated with satisfaction of all legitimate policyholder claims and ultimate solvency of the Company;

•	Reward exceptional performance; and
•	Provide a level of financial security to key executives to allow them to focus on executing the run-off plan in a difficult corporate environment.

Eligibility:

•	Members of the executive committee and executives designated by the Compensation Committee.

Program Components:

Base Salary

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Salary adjustments have been recommended for selected executives to recognize their technical expertise, leadership skills, strategic focus and years of experience and to reflect the anticipated value of their position at the Company in 2009.

Annual Performance-based Cash Incentive Award

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The annual performance-based cash incentive award component of the Program will recognize the accomplishment of key corporate goals and individual objectives and, if those targets are not met, the award will reflect the missed opportunity.

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In most cases, weighting for the targeted award is 80% on corporate performance and 20% on the individual’s performance, however, the Committee has the discretion to award up to 150% of the targeted amount to those executives who deliver exceptional results against their individual objectives.

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The corporate goals will be recommended by the executive committee and approved by the Committee prior to December 31, 2008. Upon the approval of the corporate goals, each executive will develop his or her individual objectives for approval by the Chief Executive Officer no later than January 31, 2009 and approval by the Committee thereafter.

•	In most cases, a minimum bonus opportunity is available as a “retention guarantee” for those executives in key positions for the ongoing operations of the Company.

Long-Term Retention Opportunity

•	A long-term cash award and an equity award are available under the Program for senior executives, with a focus on a much longer retention goal.

Long-Term Cash Award:

o	The long-term cash awards have a four-year cliff vesting, such that an executive must remain with the Company until December 31, 2012 to receive the award.
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If the executive’s position is involuntarily eliminated prior to December 31, 2012 for reasons other than cause, including position elimination alone or in conjunction with a change in control, the cash award will fully vest upon termination.

Long-Term Equity Award:

o	The long-term equity awards are intended to supplement the long-term cash awards and to provide an additional incentive for a solvent result to the run-off.
o	Equity awards will be in the form of phantom stock to give the Board flexibility to provide the final award in either restricted stock or cash.
o	Equity awards will be issued with a four-year vesting with equal vesting in three annual installments beginning on January 1, 2011.
o	These awards will fully vest upon involuntary termination for reasons other than for cause.

Severance

•	The 2008 Severance Guidelines have been extended into 2009 without any changes.
•	For executives, the severance program includes annual base salary and the annual targeted cash award, and is provided monthly based on the executive’s position in the Company and seniority.